Exhibit 99.1

IDT Corporation Announces Management Changes
Howard Jonas to Step Down as CEO and remain as Chairman
Samuel Jonas Named Successor CEO

NEWARK, NJ – November 29, 2013:  IDT Corporation (NYSE: IDT), a global provider of telecommunications and payment services, today announced that Howard Jonas, the Company’s founder, Chairman and CEO, will step down as Chief Executive Officer upon the expiration of his current employment agreement on December 31, 2013.  IDT’s Board of Directors has named IDT’s Chief Operating Officer, Samuel ‘Shmuel’ Jonas, to be CEO.  Howard Jonas will continue to remain actively involved in the Company in his capacity as Chairman.

Howard Jonas, who was IDT’s first CEO after founding the Company in 1990, has most recently served in that capacity since October 2008.  During this tenure, Mr. Jonas led the effort that returned IDT’s core telecom business to profitability.  IDT has been steadily profitable in recent years and pays a regular quarterly dividend.

As part of the turn-around effort carried out during his tenure as CEO, Mr. Jonas fundamentally re-shaped IDT.  He sold or shut down many non-core businesses and spun-off several others to IDT stockholders.  The spun-off companies, CTM Media (CTMMA, CTMMB), Genie Energy (NYSE: GNE, GNEPRA) and Straight Path Communications Inc. (NYSE MKT: STRP), all continue to do very well.  The combined market caps of IDT and these three public companies increased by approximately $900 million during Mr. Jonas’ tenure as Chairman and CEO of IDT.

“I am deeply grateful to our employees and loyal stockholders for persevering with me through some very difficult times to rebuild IDT.  I’ve been honored and privileged to work with many wonderful colleagues, and they are largely responsible for the substantial progress we have made,” said Mr. Jonas.

“We have restored IDT to profitability and built a solid foundation for future growth.  Looking ahead, we are blessed with abundant opportunities and capable management to pursue them.  In my capacity as Chairman, I am looking forward to continuing to collaborate with the Board and with Shmuel and his management team and to provide them with strategic guidance and direction,” he concluded.

Howard Jonas’ successor as CEO of IDT, Shmuel Jonas, has served as IDT’s COO since June 2010.  In that capacity, he has been actively involved in the management of the Company’s day-to-day operations. Shmuel Jonas joined the Company in June 2008 and has served as the Company’s Vice President of Operations where he helped to plan and implement the Company’s turn-around.  His cost cutting initiatives and conservative approach to investment in growth opportunities have been key drivers to the Company’s improved bottom line performance and the renewed strength of its balance sheet.

“I am very pleased with IDT’s performance to date and our prospects going forward," said Shmuel Jonas. “I am excited and nervous, but am very much looking forward to taking on this new and challenging role.  Strategically, we will continue investing appropriately in the long term growth of our core telecom and payments businesses. We will also continue helping Zedge and Fabrix unlock their huge potential value. Consistent with this approach, we intend to generate current and long-term value for our stockholders through improved profitability, quarterly dividends, spin-offs and other monetization events. I am taking on this new and challenging role under the Board’s and my father’s continued guidance and am supported by an outstanding management team.”

About IDT Corporation:
IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked to conveniently and inexpensively communicate and share resources around the world.  IDT Telecom’s wholesale business is a leading global carrier of international long distance voice calls.  IDT also holds majority interests in two early-stage technology companies focused on high growth industries:  Zedge (www.zedge.net), a mobile content discovery and acquisition platform, includes one of the most popular Apps for Android and iOS;  Fabrix Systems (www.fabrixsystems.com), a cloud based scale out storage and computing platform, provides a scalable solution optimized for media and big data processing and delivery.   For more information, visit www.idt.net.

Investor Relations
IDT Corporation
Bill Ulrey
Phone: (973) 438-3838
E-mail: invest@idt.net